Exhibit 10.14.1

June 5, 2026

CONFIDENTIAL

Willem Meintjes
[address]

Dear Willem:
This letter agreement (this “Agreement”) sets forth the terms and conditions of your separation from Marvell Semiconductor, Inc., a California corporation, and any affiliate thereof (individually and collectively, the “Company”). You should consult with your own attorney prior to signing this Agreement.
In exchange for valuable consideration given to you by the Company, the receipt and adequacy of which you hereby acknowledge, you hereby accept and agree to the following terms and conditions of your separation from the Company:
1.SEPARATION. Provided you timely sign, return, and do not revoke this Agreement, and further timely execute, return, and do not revoke the Supplemental Release described in paragraph 15, your employment with the Company will terminate on April 17, 2027, (“Separation Date”), subject to possible adjustment by the Company pursuant to paragraph 2 below, and you will receive the Separation Benefits set forth in paragraph four (4) below. If you do not timely sign and return this Agreement, or you revoke this Agreement, your termination date will be June 26, 2026, and you will not be entitled to the payments or benefits set forth in paragraph four (4) below. You agree to execute the Termination Certificate attached to this Agreement as Exhibit A on the Separation Date.
2.TRANSITION DUTIES. As of June 15, 2026, (“Transition Date”) you will be released from your current responsibilities and will transition to an advisor role. In this advisor role, you agree to provide support and assistance to the Company, as requested, through your Separation Date. Given that you will continue to perform advisory duties for the Company through your Separation Date and may continue to have access to Company confidential information, you agree to continue to follow all Company policies through your Separation Date. You agree that if, at any time after the Transition Date and before the Separation Date, you obtain other employment, you will advise the Company in writing, in accordance with paragraph 21, before you begin such other employment. If you advise the Company that you have obtained other employment during the period from the Transition Date through the Separation Date, the Company may, in its sole discretion, adjust the Separation Date, and any reference in this Agreement to the Separation Date will mean the adjusted date designated by the Company
3.FINAL PAYMENTS. On the Separation Date, the Company will pay you your final paycheck, which will include all wages due and owing through the Separation Date, subject to standard deductions and withholdings. You are entitled to, and will be paid, all wages due and owing upon the termination of your employment, regardless of whether you sign this Agreement.

4.SEPARATION BENEFITS. The Company shall provide you with the following special separation benefits (collectively, “Separation Benefits”), provided that any Separation Benefits payable after the Separation Date are expressly conditioned on, and will not be paid unless and until, the Supplemental Release described in paragraph 15 has been timely executed, returned, and become effective:
a.Continuation of your salary and benefits through the Separation Date.
5.You were previously granted Restricted Stock Units (“RSUs”) and Performance Share Units (“PSUs”) of Common Stock of the Company’s parent corporation, Marvell Technology, Inc., a Delaware corporation (the “Parent”), (these are referred to collectively as the “Grant”). A detailed description of your existing Grants, reflecting vesting information is set forth in the Closing Statement attached to this Agreement as Exhibit B.
a.RSUs. For your time-based awards, you will be eligible for continued vesting through your Separation Date. You will cease to vest any shares after your Separation Date and such remaining Grants will be cancelled.
b.PSUs. For the performance-based grant made effective on April 15, 2024, you will be eligible to receive the full amount actually achieved for such grant, which is determined and certified by the Executive Compensation Committee (“ECC”). The actual number of shares that vest for that award will be the amount achieved for the Grant, which is determined by the ECC. Any shares achieved will vest on the original vesting date of such Grant. You will cease to vest any shares after your Separation Date and such remaining Grants will be cancelled.
6.ESPP CONTRIBUTIONS. Your final paycheck will include any contributions to the Company’s Employee Stock Purchase Plan you made during the purchase period in effect at the time of your termination. You agree that as of the Separation Date, you will no longer be eligible to participate in the ESPP.

7.EXPENSE REIMBURSEMENTS. You agree to submit any final business expenses for reimbursement as soon as possible, but no later than July 1, 2026. Any outstanding expense reimbursements will be made to you within 30 days after submission. You covenant and agree not to incur any further expenses or out of pocket charges on behalf of the Company after your Separation Date.

8.OTHER COMPENSATION AND BENEFITS; INDEMNIFICATION.

a. Other Compensation. Except as expressly provided for in this Agreement, you will not receive (nor are you entitled to receive) any other salary, bonuses, vacation or other paid leave, stock options, RSUs, PSUs, or any other compensation or benefits of any kind. You are not eligible for, and you will not receive, any further bonus or other incentive compensation. You acknowledge that, except as expressly set forth in this Agreement, you are not entitled to receive any severance or separation benefits and are not eligible to participate in any Marvell severance plan. You understand and agree that the payments and benefits to be provided to you pursuant to this Agreement substantially exceed the benefits to which you would be entitled in the

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absence of this Agreement and no other compensation is owed to you except as provided herein.

b.Indemnification. Nothing in this Agreement shall affect, diminish, or otherwise limit your rights to indemnification, advancement of expenses, or directors' and officers' liability insurance coverage under (i) the Indemnification Agreement between Parent (including its affiliated entities) and you (the "Indemnification Agreement"), (ii) Parent’s and the Company’s Certificate of Incorporation and Bylaws, or (iii) any applicable directors' and officers' liability insurance policy, in each case as in effect immediately prior to the Separation Date. Parent and the Company acknowledge and agree that the Indemnification Agreement, your rights thereunder, shall remain in full force and effect following the Separation Date in accordance with its terms and shall not be modified or terminated without Executive's prior written consent. For the avoidance of doubt, your release of claims in Paragraphs 9 and 10 of this Agreement shall not apply to any rights you may have under the Indemnification Agreement, the Company's organizational documents, or any applicable insurance policy.
9.GENERAL RELEASE. You and your representatives completely release the Company, its affiliated, related, sibling, parent and subsidiary corporations, predecessors and successors, and its present and former directors, officers, employees and insurers (collectively, the “Released Parties”) from all claims of any kind, known and unknown, that you had in the past or now have against the Released Parties through the date you sign this Agreement (except for claims arising out of this Agreement). Without limitation, this full waiver and release includes all claims for compensation of any kind, and all claims arising from your employment with the Company, the termination of your employment, and/or the events leading up to the termination of your employment, and the terms of the Grant or its cancellation, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction (collectively, the “Released Claims”). By way of example and not in limitation, the Released Claims shall include any claims arising under section 806 of the Sarbanes-Oxley Act of 2002 (“Civil Whistle Blower Provisions”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit and Protection Act, the California Labor Code, and the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, all claims related to the return or recovery of any personal property allegedly remaining with or left at the Company, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, and defamation, provided, however, that you are not releasing any claims to challenge the validity of this release under the Age Discrimination in Employment Act, any claims that arise after you sign this Agreement, or any claims that you cannot waive by operation of law. Additionally, nothing in this Agreement precludes you from filing a charge or complaint with or participating in any investigation or proceeding before any federal or state agency, including the Equal Employment Opportunity Commission (“EEOC”), U.S. Securities and Exchange Commission, or any other federal, state, or local regulatory or law enforcement agency, and you will not forfeit any benefits if you do so. However, the payments and other benefits that you will receive herein shall be the sole compensation or relief (i.e. monetary payment or other remedy) from the Released Parties for the claims you are releasing.

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10.SECTION 1542 WAIVER. You understand and further agree that because this release specifically covers all known and unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Released Claims, you waive your rights under California Civil Code section 1542, which states as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
You knowingly and voluntarily hereby expressly waive and relinquish all rights and benefits that you may now have, or in the future may have, under section 1542 of the California Civil Code and any law of any jurisdiction of similar effect with respect to your release of any claims, including unknown claims, you may have against the Released Parties.
11.LIMITATIONS ON AUTHORITY. You acknowledge and agree that you are no longer authorized to incur any expenses, obligations, or liabilities on behalf of the Company, or to represent or purport to represent the Company in any manner with any third party.
12.COMPANY PROPERTY AND PROPRIETARY INFORMATION. You hereby represent and warrant to the Company that you have returned to the Company all Company documents (and all copies thereof) and other Company property which you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including cellular telephones and laptop computers), credit cards, entry cards, and keys; and, any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof) (“Company Property”), or you will do so on the earlier of your last active day of work or the Separation Date. You also acknowledge that the terms of the Confidential Information and Invention Assignment Agreement you signed as a condition of your employment with the Company shall remain in effect after your employment with the Company ends.
13.NON-DISPARAGEMENT. The Employee agrees not to make, directly or indirectly, publish or communicate any remarks, comments, or statements, in any form or nature, whether oral or written, specifically including without limitation on any website, web posting, or internet blog site: (1) that is intended to or could damage or defame the professional or business reputation of the Parent or the Company; or (2) its executive leadership team, or its employees, officers, or directors; or (3) or that criticizes or speaks negatively about the Parent or the Company or their decisions, actions, products, services, or operations.
14.VOLUNTARY AND KNOWING RELEASE. You expressly understand and acknowledge that among the various rights and claims being waived and released by you are any and all claims arising under the Age Discrimination in Employment Act of 1967, as amended, the California Fair Employment and Housing Act, and any federal, state, or local discrimination, employment or other laws. By your signature below, you acknowledge each of the following:
(a) That you have read and understood this Agreement;

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(b) That you fully understand the Agreement’s contents and legal effect, and that you understand that by signing this Agreement you are giving up any legal claims you have against Marvell;
(c) That you have been given a period of at least twenty-one (21) days to consider this Agreement, and that in order to accept this Agreement you must sign and return it no later than June 26, 2026;
(d) That you have been advised to consult with your own attorney prior to signing this Agreement, and that you obtained such advice or have voluntarily declined to seek such counsel;
(e) That you have chosen to enter into this Agreement freely, without coercion and based upon your own judgment and not in reliance upon any promises made by the Company other than those contained in this Agreement; and
(f) That you may revoke the Agreement by delivering a written notice of revocation to me, no later than the seventh day after you sign the Agreement.
15.EFFECTIVE DATE. For all purposes, this Agreement shall become effective on the eighth day after you execute the Agreement (“Effective Date”) so long as you have not timely revoked the Agreement. As a further condition to your eligibility for the Separation Benefits, you agree that on or after the Separation Date you will execute, deliver, and not revoke a supplemental release of claims in favor of the Company (the "Supplemental Release") in substantially the same form as the release set forth in paragraphs 9 and 10, except that the Supplemental Release will release all claims through and including the Separation Date. You must sign and return the Supplemental Release no later than twenty one (21) days after the Separation Date. If you do not timely sign and return the Supplemental Release, or if you revoke it, you will not be entitled to receive any Separation Benefits payable after the Separation Date, other than amounts the Company is required by law to pay regardless of whether you sign the Supplemental Release.
16.ENTIRE AGREEMENT. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the subject matter hereof. The Agreement is executed without reliance upon any promise, warranty or representation, written or oral, by any party or any representative of any party other than those expressly contained herein and it supersedes any other such promises, warranties or representations. You acknowledge that you have carefully read this Agreement, have been afforded the opportunity to be advised of its meaning and consequences by an attorney, and signed the same of your own free will. This Agreement may not be amended or modified except in writing signed by both you and the Company’s Chief Human Resources Officer. Each party will bear its own costs or fees incurred in connection with the making of this Agreement.
17.APPLICABLE LAW. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any action brought to enforce this Agreement, and any action arising out of, in connection with, or relating to this Agreement, shall be subject to the exclusive jurisdiction of the state and federal courts located in the Northern District of California. Both parties waive the right to a jury trial in any such action, and each party shall bear the costs and fees it incurs in any such action.

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18.SEVERABILITY. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and the provisions hereof shall be unimpaired. Such court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.
19.SUCCESSORS AND ASSIGNS. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inures to the benefit of each party, its or his/her heirs, successors and assigns. However, because of the unique and personal nature of your duties under this Agreement, you agree that you may not delegate the performance of your duties under this Agreement.
20.CONSENT TO ELECTRONIC DELIVERY AND EXECUTION. Signatures of the parties transmitted by electronic means shall be deemed original signatures for all purposes. The words “signed,” “signature,” and the like shall be deemed to include electronic signatures or the keeping of records in electronic form, and shall have the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or similar state laws based on the Uniform Electronic Transactions Act. This Agreement, if delivered by electronic means, will be treated in all respects as an original agreement and have the same binding legal effect as if it were the original signed version delivered in person. You expressly consent to the electronic delivery of this Agreement, and agree that you will not claim that the use of electronic delivery or electronic signatures invalidates this Agreement or renders it unenforceable.
21.NOTICE. When any notice is required or authorized hereunder, such notice will be given in writing by email as follows: (i) if to the Company, to [email address] with a copy to [email address] and (ii) if to Willem Meintjes, to [email address]. Either party may change the email address for notice hereunder by providing the other party with five (5) calendar days prior written notice.
If this Agreement is acceptable to you, please sign and return it to me no later than 21 days from today.
If you do not sign and return this Agreement by the date set forth above, you will not receive any of the Separation Benefits.

Sincerely,

Marvell Semiconductor, Inc.

By:     /s/ Janice Hall
Janice Hall
EVP, Chief Human Resources Officer

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PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

/s/ Willem Meintjes
Willem Meintjes

Date:    June 10, 2026

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